Exhibit 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5000

Post Properties Announces Refinancing of $330 Million Unsecured Revolving Lines of

Credit and New $300 Million Unsecured Bank Term Loan Facility

ATLANTA, January 19, 2012 – Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust (the “Company”), today announced that its operating partnership, Post Apartment Homes, L.P. (the “Operating Partnership”), amended its $300 million unsecured syndicated revolving line of credit facility and its $30 million unsecured cash management line of credit facility. The Operating Partnership also entered into a new $300 million unsecured bank term loan facility, under which it currently has $100 million of outstanding borrowings, with $200 million of additional borrowing availability through July 17, 2012.

The amended credit facility, provided by a syndicate of eleven financial institutions and arranged by Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, provides for a $300 million unsecured revolving line of credit which has an initial four-year term maturing in January 2016, with a one-year extension option. The new credit facility amends the Operating Partnership’s existing $300 million unsecured revolving credit facility. The amended credit facility has a current stated interest rate of the London Interbank Offered Rate (LIBOR) plus 1.40% and requires the payment of annual facility fees currently equal to 0.30% of the aggregate loan commitments. The credit facility provides for the interest rate and facility fee rate to be adjusted up or down based on changes in the credit ratings of the Operating Partnership’s senior unsecured debt. The credit facility contains representations, financial and other affirmative and negative covenants, events of defaults and remedies typical for this type of facility.

The amended unsecured cash management line of credit facility with Wells Fargo Bank, N.A., provides for a $30 million unsecured line of credit which has an initial four-year term maturing in January 2016, with a one-year extension option. The new credit agreement amends the Operating Partnership’s existing $30 million unsecured revolving cash management line. The cash management line carries pricing and terms, including financial covenants, substantially consistent with those of the amended syndicated credit facility described above.

The new unsecured bank term loan facility, provided by a syndicate of eight financial institutions and arranged by Wells Fargo Securities, LLC, PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc. provides for a $300 million unsecured bank term loan which has an initial six-year term maturing in January 2018, with two six-month extension options. The term loan facility has a current stated interest rate of LIBOR plus 1.90% and requires the payment of unused facility fees equal to 0.25% of the aggregate undrawn loan commitments through July 17, 2012. The credit facility provides for the interest rate to be adjusted up or down based on changes in the credit ratings of the Operating Partnership’s senior unsecured debt. The credit facility contains representations, financial and other affirmative and negative covenants, events of defaults and remedies typical for this type of facility, and which are substantially consistent with those of the amended syndicated credit facility described above. The Operating Partnership separately entered into interest rate swap agreements to fix the variable interest cost associated with this term loan facility, resulting in an initial effective average fixed interest rate, once fully drawn, of approximately 3.44%.

In December 2011, the Operating Partnership used $135 million of borrowings under its revolving credit facility and available cash to finance the prepayment of $184.7 million on six multi-family fixed rate notes, each with the Federal Home Loan Mortgage Corporation loan program as lender as well as the payment of related prepayment premiums. The $100 million borrowed under the new term loan facility at closing was used to pay down a portion of the outstanding balance under the revolving credit facility and to pay related fees and expenses. The remaining $200 million available under the term loan facility is available to be used for general business purposes, including the repayment of approximately $95.7 million of 5.45% senior unsecured notes that mature in June 2012 and approximately $53.7 million of 5.50% secured mortgage notes that become open for prepayment at par in October 2012.

Said Chris Papa, Executive Vice President and Chief Financial Officer of the Company, “We were pleased that we were able to take advantage of the current unsecured bank financing environment to reduce the Company’s blended cost of capital and to pre-fund some of our near-dated debt maturities. These steps are consistent with our strategy to maintain a strong, liquid balance sheet and improve our credit metrics over time.”

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding the use of proceeds from the term loan facility. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. There are a number of important factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements, including those included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and as may be discussed in subsequent filings with the Securities and Exchange Commission. The risk factors discussed in the Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

About Post Properties

Post Properties, founded 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 21,658 apartment units in 58 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,568 apartment units in five communities currently under development. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.